Amendment
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated December 30, 2015
between
Manifold Fund Advisors, LLC (formerly RiskX Investments, LLC)
and
Hillcrest Asset Management, LLC

Effective June 1, 2017, RiskX Investments, LLC, the Adviser to the American Independence Hillcrest Small Cap Value Fund, will be known as Manifold Fund Advisors, LLC.

The undersigned hereby execute this Amendment to the Investment Sub-Advisory Agreement dated December 30, 2015 and executed between Manifold Fund Advisors, LLC and Hillcrest Asset Management, LLC, to be effective as of June 1, 2017.

Hillcrest Asset Management, LLC

By: Deborah Trask

Name: Deborah Trask

Title: Chief Operating Officer

Manifold Fund Advisors, LLC

By: Robert J Rokose

Name: Robert Rokose

Title: Head of Fund Services